This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these Notes in any country or jurisdiction where such an offer would not be permitted.

BofA Finance LLC $--

Contingent Income Buffered (with Memory Feature)
Issuer Callable Yield Notes

Fully and Unconditionally Guaranteed by Bank of America Corporation

Preliminary Pricing Supplement - Subject to Completion

(To Prospectus dated December 8, 2025,

Series A Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY-1 dated December 8, 2025)

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

November 3, 2026

Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

•The Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF, due June 22, 2029 (the “Notes”) are expected to price on November 16, 2026 and expected to issue on November 19, 2026.

•Approximate 2.5 year term if not called prior to maturity.

•Payments on the Notes will depend on the individual performance of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF (each an “Underlying”).

•Contingent coupons payable monthly if the Observation Value of each Underlying on the applicable Observation Date is greater than or equal to its applicable Coupon Barrier, assuming the Notes have not been called. The Coupon Barriers are indicated on page PS-2. The coupon per $1,000.00 in principal amount of Notes payable on the related Contingent Payment Date, if applicable, will equal (i) the product of $8.584 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

•Beginning on January 22, 2027, callable monthly at our option for an amount equal to the principal amount plus the relevant Contingent Coupon Payment, if otherwise payable.

•Assuming the Notes are not called prior to maturity, if any Underlying declines by more than 25% from its Starting Value, at maturity your investment will be exposed on a leveraged basis to any decrease in the value of the Least Performing Underlying beyond a 25% decline, with up to 100% of the principal at risk; otherwise, at maturity, you will receive the principal amount. At maturity you will also receive a final Contingent Coupon Payment if the Observation Value of each Underlying on the final Observation Date is greater than or equal to 75.00% of its Starting Value.

•All payments on the Notes are subject to the credit risk of BofA Finance LLC (“BofA Finance” or the “Issuer”), as issuer of the Notes, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Notes.

•The Notes will not be listed on any securities exchange.

•CUSIP No. 09712HTV4.

The initial estimated value of the Notes as of the pricing date is expected to be between $940.00 and $990.00 per $1,000.00 in principal amount of Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-11 of this pricing supplement and “Structuring the Notes” on page PS-35 of this pricing supplement for additional information.

There are important differences between the Notes and a conventional debt security. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-11 of this pricing supplement, page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance(2)
Per Note	$1,000.00	$2.00	$998.00
Total

(1)Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $998.00 per $1,000.00 in principal amount of Notes.

(2)The underwriting discount per $1,000.00 in principal amount of Notes may be as high as $2.00, resulting in proceeds, before expenses, to BofA Finance of as low as $998.00 per $1,000.00 in principal amount of Notes.

The Notes and the related guarantee:

Are Not FDIC Insured	Are not Bank Guaranteed	May Lose Value

Selling Agent

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Terms of the Notes

Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Term:	Approximately 2.5 years, unless previously called.
Underlyings:

The Russell 2000® Index (Bloomberg symbol: “RTY”), a price return index, the S&P 500® Futures Excess Return Index (Bloomberg symbol: “SPXFP”), an excess return index, the State Street® Health Care Select Sector SPDR® ETF (Bloomberg symbol: “XLV”) and the State Street® Utilities Select Sector SPDR® ETF (Bloomberg symbol: “XLU”).

Pricing Date*:	November 16, 2026
Issue Date*:	November 19, 2026
Valuation Date*:	June 18, 2029, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” in the accompanying product supplement.
Maturity Date*:	June 22, 2029
Starting Value:

With respect to the RTY, its closing level on the pricing date.

With respect to the SPXFP, its closing level on the pricing date.

With respect to the XLV, its Closing Market Price on the pricing date.

With respect to the XLU, its Closing Market Price on the pricing date.

Observation Value:

With respect to the RTY, its closing level on the applicable Observation Date.

With respect to the SPXFP, its closing level on the applicable Observation Date.

With respect to the XLV, its Closing Market Price on the applicable Observation Date, multiplied by its Price Multiplier.

With respect to the XLU, its Closing Market Price on the applicable Observation Date, multiplied by its Price Multiplier.

Ending Value:	With respect to each Underlying, its Observation Value on the Valuation Date.
Price Multiplier:

With respect to each of the XLV and the XLU, 1, subject to adjustment for certain events relating to that Underlying as described in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs” beginning on page PS-23 of the accompanying product supplement.

Coupon Barriers:

With respect to each Underlying on the first Observation Date, 85.00% of its Starting Value;

With respect to each Underlying on the second and third Observation Dates, 80.00% of its Starting Value;

With respect to each Underlying on the fourth through thirty-first Observation Dates, 75.00% of its Starting Value.

Threshold Rate:	The quotient of the Starting Value of the Least Performing Underlying divided by its Threshold Value (expressed as a percentage), which equals approximately 133.33333%.
Threshold Value:	With respect to each Underlying, 75.00% of its Starting Value.
Contingent Coupon Payment (with Memory Feature):

If, on any monthly Observation Date, the Observation Value of each Underlying is greater than or equal to its applicable Coupon Barrier, we will pay a Contingent Coupon Payment per $1,000.00 in principal amount of Notes on the applicable Contingent Payment Date (including the Maturity Date) equal to (i) the product of $8.584 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-2

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Optional Early Redemption:

On any monthly Call Payment Date, we have the right to redeem all (but not less than all) of the Notes at the Early Redemption Amount. No further amounts will be payable following an Optional Early Redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Payment Date.

Early Redemption Amount:

For each $1,000.00 in principal amount of Notes, $1,000.00, plus the applicable Contingent Coupon Payment if the Observation Value of each Underlying on the corresponding Observation Date is greater than or equal to its applicable Coupon Barrier.

Redemption Amount:

If the Notes have not been called prior to maturity, the Redemption Amount per $1,000.00 in principal amount of Notes will be:

a) If the Ending Value of the Least Performing Underlying is greater than or equal to its Threshold Value:

b) If the Ending Value of the Least Performing Underlying is less than its Threshold Value:

In this case, the Redemption Amount (excluding any final Contingent Coupon Payment) will be less than the principal amount and you could lose up to 100.00% of your investment in the Notes.

The Redemption Amount will also include a final Contingent Coupon Payment if the Ending Value of the Least Performing Underlying is greater than or equal to its applicable Coupon Barrier.

Observation Dates*:	As set forth beginning on page PS-4
Contingent Payment Dates*:	As set forth beginning on page PS-4
Call Payment Dates*:	As set forth beginning on page PS-5. Each Call Payment Date is also a Contingent Payment Date.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09712HTV4
Underlying Return:	With respect to each Underlying,
Least Performing Underlying:	The Underlying with the lowest Underlying Return.
Events of Default and Acceleration:

If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Redemption Amount” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third Trading Day prior to the date of acceleration. We will also determine whether a final Contingent Coupon Payment is payable based upon the values of the Underlyings on the deemed Valuation Date; any such final Contingent Coupon Payment will be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

* Subject to change.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-3

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Observation Dates, Contingent Payment Dates and Call Payment Dates

Observation Dates*	Contingent Payment Dates
December 16, 2026	December 21, 2026
January 19, 2027	January 22, 2027
February 16, 2027	February 19, 2027
March 16, 2027	March 19, 2027
April 16, 2027	April 21, 2027
May 17, 2027	May 20, 2027
June 16, 2027	June 22, 2027
July 16, 2027	July 21, 2027
August 16, 2027	August 19, 2027
September 16, 2027	September 21, 2027
October 18, 2027	October 21, 2027
November 16, 2027	November 19, 2027
December 16, 2027	December 21, 2027
January 18, 2028	January 21, 2028
February 16, 2028	February 22, 2028
March 16, 2028	March 21, 2028
April 17, 2028	April 20, 2028
May 16, 2028	May 19, 2028
June 16, 2028	June 22, 2028
July 17, 2028	July 20, 2028
August 16, 2028	August 21, 2028
September 18, 2028	September 21, 2028
October 16, 2028	October 19, 2028
November 16, 2028	November 21, 2028
December 18, 2028	December 21, 2028
January 16, 2029	January 19, 2029
February 16, 2029	February 22, 2029
March 16, 2029	March 21, 2029
April 16, 2029	April 19, 2029
May 16, 2029	May 21, 2029
June 18, 2029 (the “Valuation Date”)	June 22, 2029 (the “Maturity Date”)

* The Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” beginning on page PS-18 of the accompanying product supplement.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-4

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Call Payment Dates
January 22, 2027
February 19, 2027
March 19, 2027
April 21, 2027
May 20, 2027
June 22, 2027
July 21, 2027
August 19, 2027
September 21, 2027
October 21, 2027
November 19, 2027
December 21, 2027
January 21, 2028
February 22, 2028
March 21, 2028
April 20, 2028
May 19, 2028
June 22, 2028
July 20, 2028
August 21, 2028
September 21, 2028
October 19, 2028
November 21, 2028
December 21, 2028
January 19, 2029
February 22, 2029
March 21, 2029
April 19, 2029
May 21, 2029

Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Underlyings. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, if any, and the hedging related charges described below (see “Risk Factors” beginning on page PS-11), will reduce the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you pay to purchase the Notes will be greater than the initial estimated value of the Notes as of the pricing date.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-5

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

The initial estimated value range of the Notes is set forth on the cover page of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the Notes as of the pricing date. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-11 and “Structuring the Notes” on page PS-35.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-6

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Contingent Coupon Payment and Redemption Amount Determination

On each Contingent Payment Date, if the Notes have not been previously called, you may receive a

Contingent Coupon Payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Observation Value of each Underlying on the applicable Observation Date greater than or equal to its applicable Coupon Barrier?

You will receive a Contingent Coupon Payment on the applicable Contingent Payment Date	You will not receive a Contingent Coupon Payment on the applicable Contingent Payment Date

Assuming the Notes have not been called, on the Maturity Date, you will receive a cash payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Ending Value of the Least Performing Underlying greater than or equal to its Threshold Value?

You will receive: $1,000.00

You will receive:

In this case, the Redemption Amount (excluding any final Contingent Coupon Payment) will be less than the principal amount and you could lose up to 100.00% of your investment in the Notes.

The Redemption Amount will also include a final Contingent Coupon Payment if the Ending Value of the Least Performing Underlying is greater than or equal to its applicable Coupon Barrier.

All payments described above are subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-7

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Total Contingent Coupon Payment Examples

The examples below illustrate the hypothetical total Contingent Coupon Payments per $1,000.00 in principal amount of Notes over the term of the Notes, based on the Contingent Coupon Payment per $1,000.00 in principal amount of Notes equal to (i) the product of $8.584 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid. The examples are based on a hypothetical Starting Value of 100 for each Underlying and hypothetical Coupon Barriers for each Underlying calculated as described on page PS-2. The actual Contingent Coupon Payments you receive will depend on the actual Starting Values, Coupon Barriers and Observation Values of the Underlyings, whether the Notes are called prior to the applicable Coupon Payment Date, and whether you hold the Notes to maturity. Depending on the performance of the Underlyings, you may not receive any Contingent Coupon Payments during the term of the Notes.

Example 1 - The Observation Value of each Underlying on the first Observation Date is below its applicable Coupon Barrier. Therefore, no Contingent Coupon Payment will be paid on the applicable Contingent Payment Date. The Observation Value of each Underlying on the second Observation Date is 81.00 or higher, and the Coupon Barrier of each Underlying is 80.00 (80% of its hypothetical Starting Value). Therefore, a Contingent Coupon Payment will be paid on the applicable Contingent Payment Date (which is also the first date on which the Notes may be called). However, the Notes are not called by the Issuer. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $8.584 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $8.584 x 2 - (ii) $0.000 = $17.168 per $1,000.00 in principal amount of Notes.

The Observation Value of each Underlying on the third Observation Date is below its applicable Coupon Barrier. Therefore, no Contingent Coupon Payment will be paid on the applicable Contingent Payment Date. In addition, the Notes are not called by the Issuer. The Observation Value of each Underlying on the fourth Observation Date is 76.00 or higher, and the Coupon Barrier of each Underlying is 75.00 (75% of its hypothetical Starting Value). Therefore, a Contingent Coupon Payment will be paid on the applicable Contingent Payment Date. In addition, the Notes are called by the Issuer on the fourth Contingent Payment Date. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes otherwise due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $8.584 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $8.584 x 4 - (ii) $17.168 = $17.168 per $1,000.00 in principal amount of Notes.

On the applicable Contingent Payment Date (which is also the Call Payment Date), you will receive $1,017.168 per $1,000.00 in principal amount of Notes. No further amounts will be payable following an Optional Early Redemption.

Example 2 – The Observation Value of each Underlying on the first Observation Date is below its applicable Coupon Barrier. Therefore, no Contingent Coupon Payment will be paid on the applicable Contingent Payment Date. The Observation Value of each Underlying on each of the second and third Observation Dates is below its applicable Coupon Barrier. Therefore, no Contingent Coupon Payment will be paid on the applicable Contingent Payment Dates. In addition, the Notes are not called by the Issuer. The Observation Value of each Underlying on the fourth Observation Date is 76.00 or higher, and the Coupon Barrier of each Underlying is 75.00 (75% of its hypothetical Starting Value). Therefore, a Contingent Coupon Payment will be paid on the applicable Contingent Payment Date. In addition, the Notes are called by the Issuer on the fourth Contingent Payment Date. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $8.584 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $8.584 x 4 - (ii) $0.000 = $34.336 per $1,000.00 in principal amount of Notes.

On the applicable Contingent Payment Date (which is also the Call Payment Date), you will receive $1,034.336 per $1,000.00 in principal amount of Notes. No further amounts will be payable following an Optional Early Redemption.

Example 3 – The Observation Value of each Underlying on the first Observation Date is 86.00 or higher, and the Coupon Barrier of each Underlying is 85.00 (85% of its hypothetical Starting Value). Therefore, a Contingent Coupon Payment in the amount of $8.584 per $1,000.00 in principal amount of Notes will be paid on the applicable Contingent Payment Date. The Observation Value of each Underlying on the second Observation Date is 81.00 or higher, and the Coupon Barrier of each Underlying is 80.00 (80% of its hypothetical Starting Value). Therefore, a Contingent Coupon Payment will be

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-8

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

paid on the related Contingent Payment Date (which is also the first date on which the Notes may be called). However, the Notes are not called by the Issuer. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $8.584 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $8.584 x 2 - (ii) $8.584 x 1 = $8.584 per $1,000.00 in principal amount of Notes.

The Observation Value of each Underlying on the third Observation Date is above its applicable Coupon Barrier. Therefore, a Contingent Coupon Payment will be paid on the applicable Contingent Payment Date. However, the Notes are not called by the Issuer.The Observation Value of each Underlying on each of the fourth through thirty-fifth Observation Dates is 76.00 or higher, and the Coupon Barrier of each Underlying is 75.00 (75% of its hypothetical Starting Value). Therefore, a Contingent Coupon Payment in the amount of $8.584 per $1,000.00 in principal amount of Notes will be paid on each applicable Contingent Payment Date. However, the Notes are not called by the Issuer. The Ending Value of each Underlying on the Valuation Date is 76.00 or higher, and the Coupon Barrier of each Underlying is 75.00 (75% of its hypothetical Starting Value). The Ending Value of each Underlying on the Valuation Date is also above its Threshold Value. Therefore, a Contingent Coupon Payment will be due on the Maturity Date. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $8.584 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $8.584 x 31 - (ii) $8.584 x 30 = $8.584 per $1,000.00 in principal amount of Notes.

On the Maturity Date, you will receive $1,008.584 per $1,000.00 in principal amount of Notes.

Example 4 – The Observation Value of each Underlying on the first Observation Date is 86.00 or higher, and the Coupon Barrier   of each Underlying is 85.00 (85% of its hypothetical Starting Value). A Contingent Coupon Payment in the amount of $8.584 per $1,000.00 in principal amount of Notes will be paid on the applicable Contingent Payment Date. The Observation Value of each Underlying on each of the second through thirty-fifth Observation Dates is below its applicable Coupon Barrier. Therefore, no Contingent Coupon Payment will be payable on the related Contingent Payment Date. In addition, the Notes are not called by the Issuer. The Ending Value of each Underlying on the Valuation Date is below its applicable Coupon Barrier and Threshold Value. Therefore, no Contingent Coupon Payment will be due on the Maturity Date, and you will receive an amount at maturity that will be less than the stated principal amount of your Notes, and could be zero.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-9

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Hypothetical Payout Profile and Examples of Payments at Maturity

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Table

The following table is for purposes of illustration only. It assumes the Notes have not been called prior to maturity and is based on hypothetical values and shows hypothetical returns on the Notes. The table illustrates the calculation of the Redemption Amount and the return on the Notes based on a hypothetical Starting Value of 100 for the Least Performing Underlying, a hypothetical Coupon Barrier of 75 for the Least Performing Underlying, a hypothetical Threshold Value of 75 for the Least Performing Underlying, a Contingent Coupon Payment applicable to a single payment period of $8.584 per $1,000.00 in principal amount of Notes, a hypothetical Threshold Rate of approximately 133.33333% and a range of hypothetical Ending Values of the Least Performing Underlying. The actual amount you receive and the resulting return will depend on the actual Starting Values, Coupon Barriers, Threshold Values, Observation Values and Ending Values of the Underlyings, the actual Contingent Coupon Payment, whether the Notes are called prior to maturity, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes. The table below also assumes that a Contingent Coupon Payment was paid on each Contingent Payment Date prior to maturity.

For recent actual values of the Underlyings, see “The Underlyings” section below. The Ending Value of each Underlying will not include any income generated by dividends or other distributions paid with respect to shares or units of that Underlying or on the securities or assets included in that Underlying, as applicable. In addition, all payments on the Notes are subject to Issuer and Guarantor credit risk.

Ending Value of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Redemption Amount per Note (including any final Contingent Coupon Payment)(1)	Return on the Notes(1)
160.00	60.00%	$1,008.584(2)	0.8584%
150.00	50.00%	$1,008.584	0.8584%
140.00	40.00%	$1,008.584	0.8584%
130.00	30.00%	$1,008.584	0.8584%
120.00	20.00%	$1,008.584	0.8584%
110.00	10.00%	$1,008.584	0.8584%
105.00	5.00%	$1,008.584	0.8584%
102.00	2.00%	$1,008.584	0.8584%
100.00(3)	0.00%	$1,008.584	0.8584%
90.00	-10.00%	$1,008.584	0.8584%
80.00	-20.00%	$1,008.584	0.8584%
75.00(4)	-25.00%	$1,008.584	0.8584%
74.99	-25.01%	$999.870	-0.0130%
70.00	-30.00%	$933.330	-6.6670%
60.00	-40.00%	$800.000	-20.0000%
50.00	-50.00%	$666.670	-33.3330%
0.00	-100.00%	$0.000	-100.0000%

(1)

The “Return on the Notes” is calculated based on the Redemption Amount and potential final Contingent Coupon Payment of $8.584 per $1,000.00 in principal amount of Notes, not including any Contingent Coupon Payments paid prior to maturity, and assumes that the relevant Contingent Coupon Payment has been made on each prior Contingent Payment Date. The Redemption Amount per Note has been rounded to three decimal places, and the Return on the Notes has been rounded to four decimal places, as applicable.

(2)

This amount represents the sum of the principal amount and a final monthly Contingent Coupon Payment of $8.584 per $1,000.00 in principal amount of Notes (assuming that each prior monthly Contingent Coupon Payment has been made on the related Contingent Payment Date).

(3)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only and does not represent a likely Starting Value of any Underlying.
(4)	This is the hypothetical Coupon Barrier and Threshold Value of the Least Performing Underlying.
CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-10

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Risk Factors

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-40 below.

Structure-related Risks

•Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not called prior to maturity and the Ending Value of any Underlying is less than its Threshold Value, at maturity, your investment will be exposed on a leveraged basis to any decrease in the value of the Least Performing Underlying beyond a 25% decline, and you will lose approximately 1.3333333% of the principal amount for each 1% that the Ending Value of the Least Performing Underlying is less than its Threshold Value. In that case, you will lose some or all of your investment in the Notes.

•Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes. Your return on the Notes is limited to the Contingent Coupon Payments paid over the term of the Notes, regardless of the extent to which the Observation Value or Ending Value of any Underlying exceeds its applicable Coupon Barrier or Starting Value, as applicable. Similarly, the amount payable at maturity or upon an Optional Early Redemption will never exceed the sum of the principal amount and the applicable Contingent Coupon Payment, regardless of the extent to which the Observation Value or Ending Value of any Underlying exceeds its Starting Value. In contrast, a direct investment in an Underlying or in the securities held by or included in one or more of the Underlyings, as applicable, would allow you to receive the benefit of any appreciation in their values. Any return on the Notes will not reflect the return you would realize if you actually owned those securities or assets and received the dividends paid or distributions made on them.

•The Notes are subject to Optional Early Redemption, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes. On each Call Payment Date, at our option, we may call your Notes in whole, but not in part. If the Notes are called prior to the Maturity Date, you will be entitled to receive the Early Redemption Amount on the applicable Call Payment Date, and no further amounts will be payable on the Notes. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of the Optional Early Redemption. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes. Even if we do not exercise our option to call your Notes, our ability to do so may adversely affect the market value of your Notes. It is our sole option whether to call your Notes prior to maturity on any such Call Payment Date and we may or may not exercise this option for any reason. Because of this Optional Early Redemption potential, the term of your Notes could be anywhere between two and thirty-one months.

•You may not receive any Contingent Coupon Payments. The Notes do not provide for any regular fixed coupon payments. Investors in the Notes will not necessarily receive any Contingent Coupon Payments on the Notes. If the Observation Value of any Underlying is less than its applicable Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment on the related Coupon Payment Date. You will receive a previously unpaid Contingent Coupon Payment on a subsequent Coupon Payment Date only if the Observation Value of each Underlying on the related Observation Date is greater than or equal to its applicable Coupon Barrier. However, if the Observation Value of any Underlying on an Observation Date is less than its applicable Coupon Barrier and the Observation Value of any Underlying on each subsequent Observation Date up to and including the Valuation Date is less than its applicable Coupon Barrier, you will not receive the unpaid Contingent Coupon Payments in respect of those Observation Dates. If the Observation Value of any Underlying is less than its applicable Coupon Barrier on all the Observation Dates during the term of the Notes, you will not receive any Contingent Coupon Payments during the term of the Notes, and will not receive a positive return on the Notes.

•Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.

•The Contingent Coupon Payment, Early Redemption Amount or Redemption Amount, as applicable, will not reflect changes in the values of the Underlyings other than on the Observation Dates. The values of the Underlyings during the term of the Notes other than on the Observation Dates will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes, as the performance of the Underlyings may influence the market value of the Notes. The calculation agent will determine whether each Contingent Coupon Payment is payable and will calculate the Early Redemption Amount or the Redemption Amount, as applicable, by comparing only the Starting Value, the applicable Coupon Barrier or the Threshold Value, as applicable, to the Observation Value or the Ending Value for each Underlying. No other values of the Underlyings will be taken into account. As a result, if the Notes are not called prior to maturity and the Ending Value of the Least Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the value of

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-11

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

each Underlying was always above its Threshold Value prior to the Valuation Date.

•Because the Notes are linked to the least performing (and not the average performance) of the Underlyings, you may not receive any return on the Notes and may lose some or all of your investment in the Notes even if the Observation Value or Ending Value of one Underlying is greater than or equal to its applicable Coupon Barrier or Threshold Value, as applicable. Your Notes are linked to the least performing of the Underlyings, and a change in the value of one Underlying may not correlate with changes in the values of the other Underlyings. The Notes are not linked to a basket composed of the Underlyings, where the depreciation in the value of one Underlying could be offset to some extent by the appreciation in the values of the other Underlyings. In the case of the Notes, the individual performance of each Underlying would not be combined, and the depreciation in the value of one Underlying would not be offset by any appreciation in the values of the other Underlyings. Even if the Observation Value of an Underlying is at or above its applicable Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment with respect to that Observation Date if the Observation Value of another Underlying is below its applicable Coupon Barrier on that day. In addition, even if the Ending Value of an Underlying is at or above its Threshold Value, you will lose some or all of your investment in the Notes if the Ending Value of the Least Performing Underlying is below its Threshold Value.

•Any payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Notes. The Notes are our unsecured senior debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the performance of the Underlyings. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the Notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the values of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

•We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation and Market-related Risks

•The public offering price you pay for the Notes will exceed their initial estimated value. The range of initial estimated values of the Notes that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the pricing date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the values of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

•The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

•We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks

•Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may adversely affect your return on the Notes and their market value. We, the Guarantor or one or more of

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-12

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

our other affiliates, including BofAS, may buy or sell shares or units of the Underlyings or the securities or assets held by or included in the Underlyings, as applicable, or futures or options contracts or exchange traded instruments on the Underlyings or those securities, or other listed or over-the-counter derivative instruments whose value is derived from the Underlyings or those securities or assets. While we, the Guarantor or one or more of our other affiliates, including BofAS, may from time to time own shares or units of the Underlyings or securities or assets represented by the Underlyings, except to the extent that BAC’s common stock may be included in the Underlyings, we, the Guarantor and our other affiliates, including BofAS, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the values of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may adversely affect the values of the Underlyings. Consequently, the values of the Underlyings may change subsequent to the pricing date, which may adversely affect the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, also expect to engage in hedging activities that could adversely affect the values of the Underlyings on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Notes prior to maturity, and may adversely affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes, the Underlyings or the securities represented by the Underlyings and may hold or resell the Notes, the Underlyings or the securities represented by the Underlyings. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the values of the Underlyings, the market value of your Notes prior to maturity or the amounts payable, if any, on the Notes.

•There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks

•The Notes are subject to risks associated with small-size capitalization companies. The stocks comprising the RTY are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

•Adverse conditions in the health care sector may reduce your return on the Notes. All of the securities held by the XLV are issued by companies whose primary lines of business are directly associated with the health care sector. The profitability of these companies is largely affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure and an increased emphasis on outpatient services. Companies in the health care sector are heavily dependent on patent protection and the process of obtaining patent approval can be long and costly. The expiration of patents may adversely affect the profitability of the companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of these companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. As a result of these factors, the price of the XLV, and therefore the value of the securities, may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the health care sector.

•Adverse conditions in the utilities sector may reduce your return on the Notes. All or substantially all of the equity securities held by the XLU are issued by companies whose primary line of business is directly associated with the utilities sector. Utility companies are affected by supply and demand, operating costs, government regulation, environmental factors, liabilities for environmental damage and general civil liabilities. Due to the capital intensive nature of utilities, many of these companies tend to be more greatly impacted by interest rates due to their relatively high debt ratios. Additionally, certain utility companies have experienced full or partial deregulation in recent years, and are therefore subject to greater competition. These factors could affect the utilities sector and could affect the value of the equity securities held by the XLU and the price of the XLU during the term of the Notes, which may adversely affect the value of your Notes.

•The stocks held by the XLV are concentrated in one sector. The XLV holds securities issued by companies in the health care sector. As a result, some of the stocks that will determine the performance of the Notes are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities held by the XLV, the return on an investment in

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-13

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•The stocks held by the XLU are concentrated in one sector. The XLU holds securities issued by companies in the utilities sector. As a result, some of the stocks that will determine the performance of the Notes are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities held by the XLU, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•The performance of the XLV or the XLU may not correlate with the performance of its respective underlying index (each an “underlying index”) as well as its respective net asset value per share or unit, especially during periods of market volatility. The performance of the XLV or the XLU and that of its respective underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the XLV or the XLU may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the XLV or the XLU not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the XLV or the XLU, differences in trading hours between the XLV or the XLU (or its respective underlying assets) and its respective underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of each of the XLV and the XLU are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of the XLV or the XLU may differ from its respective net asset value per share or unit; shares or units of the XLV or the XLU may trade at, above, or below its respective net asset value per share or unit. During periods of market volatility, securities held by the XLV or the XLU may be unavailable in the secondary market, market participants may be unable to calculate accurately the respective net asset value per share or unit of the XLV or the XLU and the liquidity of the XLV or the XLU may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the XLV or the XLU. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the XLV or the XLU. As a result, under these circumstances, the market value of shares or units of the XLV or the XLU may vary substantially from its respective net asset value per share or unit.

•The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of each of the XLV or the XLU and other terms of the Notes to reflect certain actions by that Underlying, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect the XLV or the XLU and will have broad discretion to determine whether and to what extent an adjustment is required.

•The publisher or the sponsor or investment advisor of an Underlying may adjust that Underlying in a way that affects its values, and the publisher or the sponsor or investment advisor has no obligation to consider your interests. The publisher or the sponsor or investment advisor of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its value. Any of these actions could adversely affect the value of your Notes.

•The SPXFP is subject to significant risks associated with the futures contract to which the SPXFP is linked. The SPXFP is linked to the next maturing E-mini® S&P 500 futures contract currently listed for trading on the Chicago Mercantile Exchange (the “CME”). The price of this futures contract depends not only on the level of the S&P 500® Index, which is the underlying index referenced by the futures contract, but also on a range of other factors, including but not limited to the performance and volatility of the U.S. stock market, corporate earnings reports, geopolitical events, governmental and regulatory policies and the policies of the CME. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of the underlying futures contract to be volatile and could adversely affect the level of the SPXFP and any payments on, and the value of, your Notes.

•Higher future prices of the futures contract to which the SPXFP is linked relative to its current prices may adversely affect the value of the Underlying and the value of the Notes. The SPXFP is linked to the next maturing E-mini® S&P 500 futures contract currently listed for trading on the CME. As the relevant futures contract approaches expiration, it is replaced by a contract that has a later expiration. Thus, for example, a contract purchased and held in September may specify a December expiration. As time passes, the contract expiring in December is replaced by a contract for delivery in March. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the December contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.” While many futures contracts have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. It is also possible for the market for these contracts to be in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the market for these contracts could result in negative “roll yields,” which could adversely affect the value of the SPXFP, and, accordingly, the value of the Notes.

•Linking to an equity futures contract is different from linking to the equity index tracked by the equity futures contract. The

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-14

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

return on your Notes will be related to the performance of an equity futures contract and not the equity index tracked by the equity futures contract. On a given day, a “futures price” is the price at which market participants may agree to buy or sell the asset underlying a futures contract in the future, and the “spot price” is the current price of such underlying asset for immediate delivery. A variety of factors can lead to a disparity between the price of a futures contract at a given point in time and the spot price of its underlying asset, such as the expected dividend yields of any stocks that comprise such underlying asset, the implicit financing cost associated with the futures contract and market expectations related to the future price of the futures contract’s underlying asset. Purchasing an equity futures contract is similar to borrowing money to buy the underlying asset of such futures contract because it enables an investor to gain exposure to such underlying asset without having to pay the full cost of such exposure up front, and therefore entails a financing cost. As a result, the SPXFP is expected to reflect not only the performance of the S&P 500® Index, but also the implicit financing cost in the E-mini® S&P 500 futures contract, among other factors. Such implicit financing cost will adversely affect the level of the SPXFP. Any increase in market interest rates will be expected to further increase this implicit financing cost and will have an adverse effect on the level of the SPXFP and, therefore, the value of and return on the Notes. The price movement of a futures contract is typically correlated with the movements of the price of its underlying asset, but the correlation is generally imperfect, and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, your Notes may underperform a similar investment that more directly reflects the return on the S&P 500® Index.

•Suspension or disruptions of market trading in futures markets may adversely affect the value of the Notes. Securities markets and futures markets are subject to disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. Any such disruption could have an adverse effect on the value of the SPXFP or the manner in which it is calculated, and therefore, the value of the Notes.

•Legal and regulatory changes could adversely affect the return on and value of your Notes. Futures contracts and options on futures contracts, including those related to the SPXFP, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.

•The Notes are linked to an excess return index and not a total return index. The Notes are linked to an excess return index and not a total return index. An excess return index, such as the SPXFP, reflects the returns that are potentially available through an unleveraged investment in the contracts composing that index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

Tax-related Risks

•The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as contingent income-bearing single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-15

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Additional Terms of the Notes

Trading Day

With respect to the SPXFP only, the provisions of this section supersede and replace the definition of “Trading Day” set forth in the accompanying product supplement.

A “Trading Day” means a day on which the index sponsor of the Index is open for business and the Index is calculated and published by such index sponsor.

Market Disruption Events

With respect to the SPXFP only, the provisions of this section supersede and replace the definition of “Market Disruption Event” as set forth in the accompanying product supplement.

A “Market Disruption Event” means one or more of the following events, as determined by the Calculation Agent in its sole discretion:

(A)the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one- half hour period preceding the close of trading, on the primary exchange where the securities included in the Reference Index trade, as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the Reference Index (or any successor thereto); or

(B)the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one- half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Reference Index, as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the Reference Index (or any successor thereto), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)a limitation on the hours in a trading day for the Reference Index and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)a decision to permanently discontinue trading in the relevant futures or options contracts related to the Reference Index will not constitute a Market Disruption Event;

(3)a suspension in trading in a futures or options contract on the Reference Index by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Reference Index;

(4)a suspension of or material limitation on trading on the relevant exchange for the Reference Index will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

For purposes of the foregoing, “Reference Index” means the S&P 500® Index.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-16

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

The Underlyings

All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the sponsor of the RTY, the sponsor of the SPXFP, the investment advisor of the XLV and the investment advisor of the XLU (collectively, the “Underlying Sponsors”). The Underlying Sponsors, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the Underlyings. The consequences of any Underlying Sponsor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes — Discontinuance of an Index” and “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs — Discontinuance of or Material Change to an ETF” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor underlying. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.

The Russell 2000® Index

The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the RTY is available at the following website: http://www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.

Russell began dissemination of the RTY on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes.

Selection of Stocks Comprising the RTY

Each company eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in April or October to be eligible for inclusion during reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of April or October, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings (“IPOs”) are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. Fully guaranteed IPOs with an investable market capitalization, determined based on the shares offered in the IPO and the price at market close on the first trading day, of greater than the market adjusted total market capitalization breakpoint for the Russell Top 500 as of the previous reconstitution may be eligible for fast entry inclusion. Eligible fast entry IPOs will be added after the close of the fifth day of trading following the initial listing, provided that fast entry IPOs with an effective addition date that would fall within lock-down period will be implemented in conjunction with the scheduled rebalance. If an existing stock does not trade on the “rank day” (typically the last business day in April and October but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.

An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in April or October for those securities being considered at reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights,

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-17

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in April or October.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. IPOs eligible for fast entry may be added with less than 5% free float if locked-up shares expiring within 12 months from the date of index inclusion are expected to increase the float to meet the 5% requirement. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.

Reconstitution is a process by which the RTY is completely rebuilt. Reconstitution occurs on the fourth Friday in June and the second Friday in December. A full calendar for reconstitution is published each spring, with such reconstitution schedule governed by FTSE Russell guidelines. The rank day occurs on the last business day of April for the June reconstitution and the last business day of October for the December reconstitution. During the June reconstitution, free float is fully reviewed, determined and applied, while during the December reconstitution, free float is updated only for material changes, in each case based on the closing levels of the index stocks on their primary exchange as of the applicable rank day. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Historical Performance of the RTY

The following graph sets forth the daily historical performance of the RTY in the period from January 2, 2021 through November 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On November 2, 2026, the closing level of the RTY was 2,805.876.

This historical data on the RTY is not necessarily indicative of the future performance of the RTY or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the RTY during any period set forth above is not an indication that the closing level of the RTY is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the closing levels of the RTY.

License Agreement

“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Notes are not sponsored, endorsed, sold, or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the Notes.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-18

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

FTSE Russell and Merrill Lynch, Pierce, Fenner & Smith Incorporated have entered into a non-exclusive license agreement providing for the license to Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates, including us, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the Notes. The license agreement provides that the following language must be stated in this pricing supplement:

The Notes are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated and to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed, and calculated by FTSE Russell without regard to Merrill Lynch, Pierce, Fenner & Smith Incorporated, us, or the Notes. FTSE Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, US, BAC, BOFAS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-19

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

The S&P 500® Futures Excess Return Index

The SPXFP measures the performance of the nearest maturing quarterly E-mini® S&P 500® futures contracts (Symbol: ES) (the “Underlying Futures Contracts”) trading on the CME. E-mini® S&P 500® futures contracts are U.S. dollar-denominated futures contracts based on the S&P 500® Index (the “SPX”). The SPXFP is calculated real-time from the price change of the Underlying Futures Contracts. The SPXFP is an “excess return” index that is based on price levels of the Underlying Futures Contracts as well as the discount or premium obtained by “rolling” hypothetical positions in the Underlying Futures Contracts as they approach delivery. The SPXFP does not reflect interest earned on hypothetical, fully collateralized contract positions.

Index Rolling

As each Underlying Futures Contract approaches maturity, it is replaced by the next maturing Underlying Futures Contract in a process referred to as “rolling.” The rolling of the SPXFP occurs quarterly over a one-day rolling period (the “roll day”) every March, June, September and December, effective after the close of trading five business days preceding the last trading date of the maturing Underlying Futures Contract.

On any scheduled roll day, the occurrence of either of the following circumstances will result in an adjustment of the roll day according to the procedure set forth in this section:

•An exchange holiday occurs on that scheduled roll day.

•The daily contract price of any Underlying Futures Contract within the SPXFP on that scheduled roll day is a limit price.

If either of the above events occur, the relevant roll day will take place on the next designated commodity index business day whereby none of the circumstances identified take place.

If a disruption is approaching the last trading day of a contract expiration, the Index Committee (defined below) will convene to determine the appropriate course of action, which may include guidance from the CME.

The Index Committee may change the date of a given rebalancing for reasons including market holidays occurring on or around the scheduled rebalancing date. Any such change will be announced with proper advance notice where possible.

Index Calculations

The closing level of the SPXFP on any trading day reflects the change in the daily contract price of the Underlying Futures Contract since the immediately preceding trading day. On each quarterly roll day, the closing level of the SPXFP reflects the change from the daily contract price of the maturing Underlying Futures Contract on the immediately preceding trading day to the daily contract price of the next maturing Underlying Futures Contract on that roll day.

The daily contract price of an Underlying Futures Contract will be the settlement price reported by the CME. If the CME fails to open due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events, the SPXFP uses the prior daily contract prices. In situations where the CME is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the Index Sponsor calculates the closing level of the SPXFP based on (1) the daily contract prices published by the CME, or (2) if no daily contract prices is available, the Index Committee determines the course of action and notifies clients accordingly.

Index Governance

An S&P Dow Jones Indices LLC index committee (the “Index Committee”) maintains the SPXFP. All committee members are full-time professional members of S&P Dow Jones Indices LLC’s staff. The Index Committee may revise index policy covering rules for including currencies, the timing of rebalancing or other matters. The Index Committee considers information about changes to the SPXFP and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

The Index Committees reserve the right to make exceptions when applying the methodology of the SPXFP if the need arises.

In addition to the daily governance of the SPXFP and maintenance of its index methodology, at least once within any 12-month period, the Index Committee reviews the methodology to ensure the SPXFP continues to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, the Index Sponsor may publish a consultation inviting comments from external parties.

Futures Contracts

Overview of Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. As of the date of this term sheet, the futures contract represented by the SPXFP is an exchange-traded futures contract. A futures contract provides for a specified settlement month in which the cash settlement is made by the seller (whose position is therefore described as “short”) and

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-20

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts.

At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm that is a member of the clearing house. Futures exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.

The Underlying Futures Contracts

The Underlying Futures Contracts are U.S. dollar-denominated futures contracts which are based on the SPX and traded on the CME that represent a contract unit of $50 multiplied by the SPX, measured in cents per index point. The Underlying Futures Contracts listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers, are available for trading. Trading of the Underlying Futures Contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month. The daily settlement prices of the Underlying Futures Contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of Underlying Futures Contracts is based on the opening prices of the component stocks in the SPX, determined on the third Friday of the contract month.

The S&P 500® Index

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.

SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the Notes.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-21

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. For companies with multiple share class lines, the 5% share change threshold is based on each individual multiple share class line rather than total company shares.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-22

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Historical Performance of the SPXFP

The following graph sets forth the daily historical performance of the SPXFP in the period from January 2, 2021 through October 30, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On October 30, 2026, the closing level of the SPXFP was 600.65.

This historical data on the SPXFP is not necessarily indicative of the future performance of the SPXFP or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the SPXFP during any period set forth above is not an indication that the closing level of the SPXFP is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the closing levels of the SPXFP.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The SPXFP is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPXFP to track general market performance. S&P Dow Jones Indices’ only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the SPXFP is the licensing of the SPXFP and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPXFP is determined, composed and calculated by S&P Dow Jones Indices without regard to us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the Notes. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated or holders of the Notes into consideration in determining, composing or calculating the SPXFP. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPXFP will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPXFP. It is possible that this trading activity will affect the value of the Notes.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-23

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPXFP OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, BOFAS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPXFP OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-24

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

The State Street® Health Care Select Sector SPDR® ETF

The shares of the XLV are issued by Select Sector SPDR® Trust, a registered investment company. The XLV seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Health Care Select Sector Index, its underlying index. The Health Care Select Sector Index measures the performance of the health care sector of the U.S. equity market. The XLV is composed of equity securities of companies in the pharmaceuticals, health care equipment and supplies, health care providers and services, biotechnology, life sciences tools and services and healthcare technology sectors. The XLV trades on the NYSE Arca under the ticker symbol “XLV.”

The shares of the XLV are registered under the Securities Act of 1934, as amended. Accordingly, information filed with the SEC relating to the XLV, including its periodic financial reports, may be found on the SEC website.

Investment Approach

The XLV utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Health Care Select Sector Index. The XLV will invest in substantially all of the securities which comprise the Health Care Select Sector Index. The XLV will normally invest at least 95% of its total assets in common stocks that comprise the Health Care Select Sector Index.

Investment Objective and Strategy

The XLV seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Health Care Select Sector Index. The investment manager of the XLV uses a replication strategy to try to achieve the XLV’s investment objective, which means that the XLV generally invests in substantially all of the securities represented in the Health Care Select Sector Index in approximately the same proportions as the Health Care Select Sector Index. Under normal market conditions, the XLV generally invests at least 95% of its total assets in the securities comprising the Health Care Select Sector Index. In certain situations or market conditions, the XLV may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the XLV’s investment objective and is in the best interest of the XLV. For example, if the XLV is unable to invest directly in a component security or if a derivative investment may provide higher liquidity than other types of investments, it may make larger than normal investments in derivatives to maintain exposure to the Health Care Select Sector Index that it tracks. Consequently, under such circumstances, the XLV may invest in a different mix of investments than it would under normal circumstances. The XLV will provide shareholders with at least 60 days’ notice prior to any material change in its investment policies. The XLV is managed with a passive investment strategy, attempting to track the performance of an unmanaged index of securities. This differs from an actively managed underlying, which typically seeks to outperform a benchmark index.

Notwithstanding the XLV’s investment objective, the return on your Notes will not reflect any dividends paid on shares of the XLV, on the securities purchased by the XLV or on the securities that comprise the Health Care Select Sector Index.

The Select Sector Indices

The underlying index of the XLV is part of the Select Sector Indices. The Select Sector Indices are sub-indices of the S&P 500® Index (“SPX”). Each stock in the SPX is allocated to at least one Select Sector Index, and the combined companies of the eleven Select Sector Indices represent all of the companies in the SPX. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. The eleven Select Sector Indices seek to represent the eleven SPX sectors. The index compilation agent for these indices (the “Index Compilation Agent”) determines the composition of the Select Sector Indices based on S&P’s sector classification methodology. Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the SPX.

•The eleven Select Sector Indices together will include all of the companies represented in the SPX and each of the stocks in the SPX will be allocated to at least one of the Select Sector Indices.

•The Index Compilation Agent assigns each constituent stock of the SPX to a Select Sector Index. The Index Compilation Agent assigns a company’s stock to a particular Select Sector Index based on S&P Dow Jones Indices’s sector classification methodology as set forth in its Global Industry Classification Standard.

•Each Select Sector Index is calculated by S&P Dow Jones Indices using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index.

For reweighting purposes, each Select Sector Index is rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures: (1) The rebalancing reference date is two business days prior to the last calculation day of each quarter; and (2) With prices reflected on the rebalancing reference date, and membership, shares outstanding, additional weight factor (capping

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-25

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

factor) and investable weight factors (as described in the section “Computation of the S&P 500 Index®” below) as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as defined below.

(i)The indices are first evaluated to ensure none of the indices breach the maximum allowable limits defined in rules (ii) and (v) below. If any of the allowable limits are breached, the component stocks are reweighted based on their float-adjusted market capitalization weights.

(ii)If any component stock has a weight greater than 24%, that component stock has its float-adjusted market capitalization weight capped at 23%. The 23% weight cap creates a 2% buffer to ensure that no component stock exceeds 25% as of the quarter-end diversification requirement date.

(iii)All excess weight is equally redistributed to all uncapped component stocks within the relevant Select Sector Index.

(iv)After this redistribution, if the float-adjusted market capitalization weight of any other component stock(s) then breaches 23%, the process is repeated iteratively until no component stock breaches the 23% weight cap.

(v)The sum of the component stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

(vi)If the rule in step (v) is breached, all the component stocks are ranked in descending order of their float-adjusted market capitalization weights and the first component stock that causes the 50% limit to be breached has its weight reduced to 4.6%.

(vii)This excess weight is equally redistributed to all component stocks with weights below 4.6%. This process is repeated iteratively until step (v) is satisfied.

(viii)Index share amounts are assigned to each component stock to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each component stock at the rebalancing differs somewhat from these weights due to market movements.

(ix)If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure conformity with all diversification requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P Dow Jones Indices in calculating the SPX, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business, and should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies S&P Dow Jones Indices that a Component Stock’s Select Sector Index assignment should be changed, S&P Dow Jones Indices will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the SPX will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P Dow Jones Indices for additions and deletions from the SPX insofar as practicable.

The S&P 500® Index

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.

SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-26

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the Notes.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. For companies with multiple share class lines, the 5% share change threshold is based on each individual multiple share class line rather than total company shares.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-27

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.

Historical Performance of the XLV

The following graph sets forth the daily historical performance of the XLV in the period from January 2, 2021 through November 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On November 2, 2026, the Closing Market Price of the XLV was $184.60.

This historical data on the XLV is not necessarily indicative of the future performance of the XLV or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the XLV during any period set forth above is not an indication that the Closing Market Price of the XLV is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the XLV.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-28

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

The State Street® Utilities Select Sector SPDR® ETF

The shares of the XLU are issued by Select Sector SPDR® Trust, a registered investment company. The XLU seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Utilities Select Sector Index. The XLU measures the performance of the utilities sector of the U.S. equity market. The XLU is composed of equity securities of companies in the electric utilities, water utilities, multi-utilities, independent power producers and energy traders, and gas utilities industries. The XLU trades on the NYSE Arca under the ticker symbol “XLU.”

The shares of the XLU are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, information filed with the SEC relating to the XLU, including its periodic financial reports, may be found on the SEC website.

Investment Approach

The XLU utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Utilities Select Sector Index. The XLU will invest in substantially all of the securities which comprise the Utilities Select Sector Index. The XLU will normally invest at least 95% of its total assets in common stocks that comprise the Utilities Select Sector Index.

Investment Objective and Strategy

The XLU seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Utilities Select Sector Index. The investment manager of the XLU uses a replication strategy to try to achieve the XLU’s investment objective, which means that the XLU generally invests in substantially all of the securities represented in the Utilities Select Sector Index in approximately the same proportions as the Utilities Select Sector Index. Under normal market conditions, the XLU generally invests at least 95% of its total assets in the securities comprising the Utilities Select Sector Index. In certain situations or market conditions, the XLU may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the XLU’s investment objective and is in the best interest of the XLU. For example, if the XLU is unable to invest directly in a component security or if a derivative investment may provide higher liquidity than other types of investments, it may make larger than normal investments in derivatives to maintain exposure to the Utilities Select Sector Index that it tracks. Consequently, under such circumstances, the XLU may invest in a different mix of investments than it would under normal circumstances. The XLU will provide shareholders with at least 60 days notice prior to any material change in its investment policies. The XLU is managed with a passive investment strategy, attempting to track the performance of an unmanaged index of securities. This differs from an actively managed underlying, which typically seeks to outperform a benchmark index.

Notwithstanding the XLU’s investment objective, the return on your Notes will not reflect any dividends paid on shares of the XLU, on the securities purchased by the XLU or on the securities that comprise the Utilities Select Sector Index.

The Select Sector Indices

The underlying index of the XLU is part of the Select Sector Indices. The Select Sector Indices are sub-indices of the S&P 500® Index (“SPX”). Each stock in the SPX is allocated to at least one Select Sector Index, and the combined companies of the eleven Select Sector Indices represent all of the companies in the SPX. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. The eleven Select Sector Indices seek to represent the eleven SPX sectors. The index compilation agent for these indices (the “Index Compilation Agent”) determines the composition of the Select Sector Indices based on S&P’s sector classification methodology. Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the SPX.

•The eleven Select Sector Indices together will include all of the companies represented in the SPX and each of the stocks in the SPX will be allocated to at least one of the Select Sector Indices.

•The Index Compilation Agent assigns each constituent stock of the SPX to a Select Sector Index. The Index Compilation Agent assigns a company’s stock to a particular Select Sector Index based on S&P Dow Jones Indices’s sector classification methodology as set forth in its Global Industry Classification Standard.

•Each Select Sector Index is calculated by S&P Dow Jones Indices using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index.

For reweighting purposes, each Select Sector Index is rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures: (1) The rebalancing reference date is two business days prior to the last calculation day of each quarter; and (2) With prices reflected on the rebalancing reference date, and membership, shares outstanding, additional weight factor (capping

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-29

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

factor) and investable weight factors (as described in the section “Computation of the S&P 500 Index®” below) as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as defined below.

(i)The indices are first evaluated to ensure none of the indices breach the maximum allowable limits defined in rules (ii) and (v) below. If any of the allowable limits are breached, the component stocks are reweighted based on their float-adjusted market capitalization weights.

(ii)If any component stock has a weight greater than 24%, that component stock has its float-adjusted market capitalization weight capped at 23%. The 23% weight cap creates a 2% buffer to ensure that no component stock exceeds 25% as of the quarter-end diversification requirement date.

(iii)All excess weight is equally redistributed to all uncapped component stocks within the relevant Select Sector Index.

(iv)After this redistribution, if the float-adjusted market capitalization weight of any other component stock(s) then breaches 23%, the process is repeated iteratively until no component stock breaches the 23% weight cap.

(v)The sum of the component stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

(vi)If the rule in step (v) is breached, all the component stocks are ranked in descending order of their float-adjusted market capitalization weights and the first component stock that causes the 50% limit to be breached has its weight reduced to 4.6%.

(vii)This excess weight is equally redistributed to all component stocks with weights below 4.6%. This process is repeated iteratively until step (v) is satisfied.

(viii)Index share amounts are assigned to each component stock to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each component stock at the rebalancing differs somewhat from these weights due to market movements.

(ix)If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure conformity with all diversification requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P Dow Jones Indices in calculating the SPX, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business, and should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies S&P Dow Jones Indices that a Component Stock’s Select Sector Index assignment should be changed, S&P Dow Jones Indices will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the SPX will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P Dow Jones Indices for additions and deletions from the SPX insofar as practicable.

The S&P 500® Index

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.

SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-30

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

methodology in a manner that may affect payments on the Notes.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. For companies with multiple share class lines, the 5% share change threshold is based on each individual multiple share class line rather than total company shares.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-31

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Historical Performance of the XLU

The following graph sets forth the daily historical performance of the XLU in the period from January 2, 2021 through November 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On November 2, 2026, the Closing Market Price of the XLU was $43.67.

This historical data on the XLU is not necessarily indicative of the future performance of the XLU or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the XLU during any period set forth above is not an indication that the Closing Market Price of the XLU is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the XLU.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-32

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We expect to deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than one business day from the pricing date, purchasers who wish to trade the Notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $998.00 per $1,000.00 in principal amount of Notes.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.

In addition to the underwriting discount set forth on the cover page of the relevant pricing supplement, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to the applicable offering.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-33

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes: (a) a retail investor means a person who is neither: (i) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (as may be amended from time to time); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as Issuer, or BAC, as Guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-34

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the Notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-3 and “Supplemental Use of Proceeds” on page PS-15 of the accompanying product supplement.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-35

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders (each, as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlyings and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as contingent income-bearing single financial contracts with respect to the Underlyings. This discussion assumes that the Notes constitute contingent income-bearing single financial contracts with respect to the Underlyings for U.S. federal income tax purposes. If the Notes did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.

We will not attempt to ascertain whether the issuer of an Underlying or the issuer of any component stock included in an Underlying that is an index would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of an Underlying or the issuer of one or more stocks included in an Underlying that is an index were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuer of an Underlying or the issuers of the component stocks included in each Underlying that is an index and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of an Underlying or the issuer of any component stock included in an Underlying that is an index is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Although the U.S. federal income tax treatment of any Contingent Coupon Payment on the Notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Coupon Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.  By purchasing the Notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Coupon Payment as described in the preceding sentence.

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Coupon Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-36

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

that holder to acquire them. Subject to the discussion below concerning the possible application of the “constructive ownership” rules of Section 1260 of the Code, this capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Application of Section 1260 of the Code. Since one Underlying is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-through entities such as exchange traded funds, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the Notes will be treated, in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption, or settlement).

If an investment in the Notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Notes will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale, exchange or redemption of the Notes at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the Notes. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

In addition, it is possible that the Notes could be treated as a unit consisting of a deposit and a put option written by the Note holder, in which case the timing and character of income on the Notes would be affected significantly.

On December 7, 2007, the IRS released Notice 2008-2 (the "Notice"), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” The Notice addressed instruments such as the Notes. According to the Notice, the IRS and Treasury were considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. Although the IRS subsequently obsoleted the Notice on September 29, 2026, it is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.

According to the Notice, the IRS and Treasury were also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

It is also possible that the IRS could assert that Section 1256 of the Code should apply to your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes to market at the end of each year (i.e., recognize income as if

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-37

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

the Notes had been sold for fair market value). Alternatively, it is also possible that you could be required to recognize gain or loss each time a futures contract rolls. Such gain or loss may also be subject to Section 1256 as discussed above, under which 60% of the gain or loss will be treated as long-term capital gain or loss and 40% will be treated as short-term capital gain or loss.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.

Because some of the Underlyings are indices that periodically rebalance, and because one of the Underlyings track what is known as a rolling futures position, it is possible that the Notes could be treated as a series of contingent income-bearing single financial contracts, each of which matures on the earlier of (i) the next rebalancing date or (ii) the next date on which futures contracts are “rolled” into other futures contracts (each such date, a “deemed exchange date”). If the Notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the Notes on each deemed exchange date in return for new Notes that mature on the next deemed exchange date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each such deemed exchange date equal to the difference between the holder’s tax basis in the Notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Notes on such deemed exchange date.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the Notes (including any Contingent Coupon Payment) is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes (not including, for the avoidance of doubt, amounts representing any Contingent Coupon Payment which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, or redemption of the Notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2029. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-38

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-39

Contingent Income Buffered (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Where You Can Find More Information

The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:

•Product Supplement EQUITY-1 dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525311320/d49145d424b2.htm

•Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-40